Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Anthony Pike 401-847-3327 IR@kvh.com
Longacre Square Partners KVH@longacresquare.com
KVH Industries Reports Third Quarter 2026 Results

Total Revenue Up 35% Year Over Year

Service Revenue Up 30% and Service Gross Profit Up 28% Year Over Year

Narrows 2026 Outlook and Raises Low End

BRISTOL, RI, November 5, 2026 - KVH Industries, Inc. (Nasdaq: KVHI) today reported financial results for the third quarter ended September 30, 2026. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at ir.kvh.com.

3Q Financial Highlights

•Total revenue of $38.4 million, up 35% from the third quarter of 2025 and up 14% from the previous quarter, with growth in both recurring service revenue and LEO terminal sales.

•Service revenue of $33.0 million, up 30% from the third quarter of 2025 and up 11% from the previous quarter, driven by LEO subscriber growth and partly offset by lower VSAT service revenue.

•Service gross profit of $11.1 million, up 28% from the third quarter of 2025 and up 5% from the previous quarter.

•LEO represented 58% of service revenue, up from 51% in the previous quarter and 39% in the third quarter of 2025, reflecting both LEO growth and continued customer migration from VSAT.

•Service gross margin of 34%, compared with 36% in the previous quarter and 34% in the third quarter of 2025.

•Net loss of $0.6 million, or $0.03 per share, compared with a net loss of $6.9 million, or $0.36 per share, in the third quarter of 2025. Results in both periods include non-cash inventory write-downs of $2.3 million in the third quarter of 2026 and $5.5 million in the third quarter of 2025.

•Non-GAAP adjusted EBITDA of $3.9 million, compared with $3.0 million in the previous quarter and $1.4 million in the third quarter of 2025, driven by growth in service gross profit.

•Cash and cash equivalents of $50.7 million and no debt. KVH repurchased $10.7 million of shares during the third quarter.

“Our third quarter results reflect the steady growth of our recurring service business,” said Brent C. Bruun, KVH’s Chief Executive Officer. “Customers are choosing KVH as they move to LEO, and they increasingly rely on us for more than connectivity, from managed IT and cybersecurity to live crew content. That broader role matters even more as LEO pricing evolves, and we remain focused on growing recurring service revenue and converting it into cash flow.”

Business and Operational Updates

•LEO pricing. Starlink has announced price increases for all of its resellers and maritime customers. As a result, KVH expects to raise the prices it charges customers for Starlink plans effective December 1, 2026; KVH expects this will increase service revenue and reduce service gross margin, but does not expect a material change in service gross profit.

•Managed services. Customers began subscribing to KVH’s managed IT service in the third quarter, and in September KVH expanded its CommBox Edge Pro offering with enhanced cybersecurity and IT tools.

•Crew content. Launched Link Live in September to add live TV streaming to KVH’s crew content offering.

Third Quarter Financial Summary
(in millions, except per share data)

	3Q26	2Q26	QoQ change		3Q25	YoY change
Revenue	$38.4	$33.7	14%		$28.5	35%
Service revenue	$33.0	$29.7	11%		$25.4	30%
Service gross margin	34%	36%	(199)	bps	34%	(49)	bps
Net (loss) income	$(0.6)	$0.2			$(6.9)
Net (loss) income per share	$(0.03)	$0.01			$(0.36)
Non-GAAP adjusted EBITDA	$3.9	$3.0	30%		$1.4	188%
Capital expenditures	$1.5	$1.2	26%		$1.5	1%

Outlook

KVH is narrowing its full-year 2026 outlook, including raising the low end of its original range.

Full-year 2026

	Current outlook	Prior outlook
Revenue	$137-143 million	$130-145 million
Non-GAAP adjusted EBITDA	$13-15 million	$11-16 million

The narrowed outlook reflects continued top-line momentum, including a modest benefit from Starlink repricing in December, and disciplined cost management driving operating leverage.

KVH has not provided a full reconciliation of forward-looking adjusted EBITDA to net income because it cannot predict, without unreasonable efforts, the amount of certain items excluded from adjusted EBITDA. These include income tax expense, foreign exchange transaction gains and losses, gains or losses on the sale of fixed assets, employee termination and other variable costs, transaction-related and other variable legal and advisory fees, losses on unfavorable purchase commitments, inventory write-downs and impairment charges. These items could be significant to net income.

Capital Allocation

KVH ended the quarter with $50.7 million of cash and cash equivalents and no debt.

KVH’s capital allocation priorities are growing its base of LEO customers, expanding the managed IT, content and other value added services that keep those customers with KVH, and pursuing selective tuck-in acquisitions that add recurring revenue.

During the third quarter, KVH repurchased approximately 1.2 million shares for $10.7 million, completing its $15 million repurchase program. KVH does not currently have a repurchase authorization in place. The Board continuously evaluates the best use of cash in the context of the company’s overall capital allocation framework.

Key Metrics

•Service revenue includes airtime, content and value-added services revenue, including managed IT services.

•LEO share of service revenue is LEO airtime revenue as a percentage of total service revenue.

•Service gross margin is service gross profit, including airtime depreciation, as a percentage of service revenue.

•Non-GAAP adjusted EBITDA is defined under Non-GAAP Financial Measures below and is reconciled to GAAP net (loss) income in the tables accompanying this release.

Conference Call Details

KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at ir.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results and comparison to competitors’ operating results. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP adjusted EBITDA include the following: non-GAAP adjusted EBITDA represents net income (loss) before, as applicable, interest income, net, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, goodwill impairment charges, long-lived assets impairment charges, charges for disposal of discontinued projects, loss on unfavorable future contracts, employee termination and other variable costs, executive separation costs, prior period tax settlements, transaction-related and other variable legal and advisory fees, certain inventory write-downs, excess purchase order obligations, gains on sales of real estate and other fixed assets, gains and losses on sale of subsidiaries, and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc. is a global leader in maritime and mobile connectivity delivered via the KVH ONE network. The company, founded in 1982, is based in Bristol, RI, with more than a dozen offices around the globe. KVH provides connectivity solutions for commercial maritime, leisure marine, military/government, and land mobile applications on vessels and vehicles, including the TracNet, TracPhone, and TracVision product lines, the KVH ONE OpenNet Program for non-KVH antennas, AgilePlans Connectivity as a Service (CaaS), and the KVH Link crew wellbeing content service.
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Forward-Looking Statements

This press release contains forward-looking statements, including statements about our projected financial results, demand for LEO-enabled connectivity, the anticipated repricing of our Starlink plans, our negotiations with Starlink regarding a new agreement for Starlink data, the expected reduction in our GEO bandwidth costs, anticipated cost savings, our investment plans and development goals, and the potential impact of our initiatives on revenue, competitive positioning, profitability and orders. Words such as “may,” “will,” “expects,” “plans,” “anticipates,” “believes,” “estimates” and similar terms identify forward-looking statements. Actual results could differ materially due to risks and uncertainties, including: increasing competition from lower-cost providers and LEO and other satellite systems, which is reducing demand for our geosynchronous satellite services; our dependence on reseller arrangements with a small number of airtime providers, particularly Starlink, and the risk that these providers change their terms, pricing or reseller networks, compete with us directly or stop supplying us; the risk that we will not reach a new agreement with Starlink on favorable terms, or at all; the risk that we will be unable to consume our prepaid Starlink Global Business data within the contract period, requiring us to expense the unused portion; increases in LEO airtime costs and minimum purchase obligations in excess of our needs; declining product sales and margins, and potential additional inventory write-downs; potential loss of recently acquired customer and vendor contracts and related impairment charges; risks related to our manufacturing wind-down, the relocation of our operations and our smaller workforce; customer demand, terminations and seasonality; cybersecurity breaches; our history of losses and fluctuating quarterly results; and economic, geopolitical, trade, tariff, currency and regulatory conditions. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2026, as updated by subsequently filed Quarterly Reports on Form 10-Q, available at ir.kvh.com. We undertake no obligation to update our forward-looking statements to reflect new information or developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, KVH ONE, TracPhone, TracVision, AgilePlans, CommBox, and TracNet. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Sales:
Service	$32,954	$25,388	$90,819	$70,079
Product	5,494	3,065	13,670	10,411
Net sales	38,448	28,453	104,489	80,490
Costs and expenses:
Costs of service sales	21,832	16,694	59,284	45,139
Costs of product sales	8,145	9,846	16,846	16,863
Research and development	713	969	2,244	3,072
Sales, marketing and support	5,019	4,884	15,325	14,854
General and administrative	3,982	3,691	12,227	10,806
Total costs and expenses	39,691	36,084	105,926	90,734
Loss from operations	(1,243)	(7,631)	(1,437)	(10,244)
Interest income	503	681	1,644	1,827
Interest expense	—	—	(6)	—
Other income, net	128	32	254	849
(Loss) income before income tax (benefit) expense	(612)	(6,918)	467	(7,568)
Income tax (benefit) expense	(11)	16	317	146
Net (loss) income	$(601)	$(6,934)	$150	$(7,714)

Net (loss) income per common share
Basic	$(0.03)	$(0.36)	$0.01	$(0.40)
Diluted	$(0.03)	$(0.36)	$0.01	$(0.40)

Weighted average number of common shares outstanding:
Basic	18,251	19,361	18,988	19,418
Diluted	18,251	19,361	19,168	19,418

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$50,695	$69,910
Accounts receivable, net	29,586	25,049
Inventories, net	8,927	14,859
Prepaid expenses and other current assets	20,479	7,980
Total current assets	109,687	117,798
Property and equipment, net	20,315	22,032
Intangible assets, net	3,703	3,717
Goodwill	732	732
Right of use assets	4,212	4,382
Other non-current assets	2,418	2,237
Deferred income tax asset	560	602
Total assets	$141,627	$151,500
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$16,038	$14,968
Deferred revenue	1,528	1,155
Current operating lease liability	776	547
Total current liabilities	18,342	16,670
Long-term operating lease liability	3,798	3,841
Deferred income tax liability	5	5
Stockholders’ equity	119,482	130,984
Total liabilities and stockholders’ equity	$141,627	$151,500

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net (loss) income - GAAP	$(601)	$(6,934)	$150	$(7,714)
Income tax (benefit) expense	(11)	16	317	146
Interest income, net	(503)	(681)	(1,650)	(1,827)
Depreciation and amortization	2,191	2,632	6,952	8,126
Non-GAAP EBITDA	1,076	(4,967)	5,769	(1,269)
Stock-based compensation expense	325	366	1,042	1,137
Disposal of a discontinued project	—	24	—	311
Loss on an unfavorable future contract	—	—	—	12
Employee termination and other variable costs	(5)	83	243	112
Transaction-related and other variable legal and advisory fees	164	25	240	91
Certain inventory write-downs	2,320	5,510	2,320	5,510
Loss (gain) on sale of fixed assets, including real estate	—	311	128	(1,019)
Foreign exchange transaction loss (gain)	40	9	(22)	141
Non-GAAP adjusted EBITDA	$3,920	$1,361	$9,720	$5,026